Exhibit 10.12

MANAGEMENT AND CONSULTING AGREEMENT

July 29, 2024

This Management and Consulting Agreement (this “Agreement”) shall confirm the agreement among Dothan Concrete Investments Management, LLC, a Texas limited liability company (the “Consultant”), and Concrete Partners Holding, LLC, a Delaware limited liability company (“Holding”), pursuant to which Consultant shall render to the Company Group (as defined below) certain management and consulting services in connection with the development activities and the operation and conduct of the Company Group’s business. Holding and its direct and indirect subsidiaries are collectively referred to herein as the “Company Group” and each individually as a “Company.” Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in that certain Second Amended and Restated Limited Liability Company Agreement of Holding, dated as of the date first written above (as the same may be amended, restated, supplemented, or waived from time to time, the “LLC Agreement”).

1.             Services. Subject to any limitations imposed by applicable law or regulation, Consultant shall render to the Company Group advice and assistance concerning any and all aspects of the operations, strategic and capital planning and financing of the Company Group as needed from time to time and conduct relations on behalf of the Company Group with accountants, attorneys, financial advisors and other professionals. Services provided by Consultant may include, without limitation, the following:

(a)            general executive and management services;

(b)            identification, support, negotiation and analysis of acquisitions and dispositions by the Company Group;

(c)            negotiating and recommending entering into, modifying and terminating contracts and agreements to which any Company is (or is to become) a party;

(d)            support, negotiation and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness;

(e)            finance functions, including assistance in the preparation of financial projections, and monitoring and compliance with financing arrangements;

(f)             marketing functions, including monitoring of marketing plans and strategies;

(g)            human resources functions, including searching and recommending hiring of executives; and

(h)            other services for the Company Group upon which the Board and Consultant agree.

Subject to the limitations set forth herein, Consultant shall use commercially reasonable efforts to cause their employees and agents to provide the Company Group the benefit of their special knowledge, skill and business expertise to the extent relevant to the Company Group’s business and affairs.

2.            Board Supervision. The activities of Consultant to be performed under this Agreement shall be subject to the supervision of the Board to the extent required by applicable law or regulation and subject to reasonable written policies not inconsistent with the terms of this Agreement adopted by the Board and promptly delivered to Consultant from time to time. Where not required by applicable law or regulation and not subject to such written policies, no prior approval of the Board shall be required for Consultant to perform its duties under this Agreement.

3.             Compensation of Consultant.

(a)            During the term of this Agreement, Consultant shall receive quarterly with respect to the management of the business and operations of the Company Group a base cash fee (the “Compensation”). The amount of the quarterly fees paid by the Company Group during calendar year 2024 will be equal to 1/4th of 3.0% of TTM EBITDA (as defined below), with TTM EBITDA measured on the last day of such calendar quarter. The amount of the quarterly fees paid by the Company Group beginning on January 1, 2025, and continuing for the remainder of the term of this Agreement will be equal to 1/4th of 5.0% of TTM EBITDA (as defined below), with TTM EBITDA measured on the last day of such calendar quarter. The next Compensation payment shall be due on September 30, 2024, and future amounts with respect to each calendar quarter shall be payable in arrears on the last day of each quarter thereafter during the term of this Agreement. The Compensation shall accrue daily and be prorated for any partial calendar quarter during which Consultant performs services hereunder. For purposes hereof, “TTM EBITDA” shall mean the Company Group’s consolidated EBITDA (as defined below) for the trailing twelve (12) month period from the date of measurement; provided, that if a Company was not owned by Holding, directly or indirectly, during the full trailing twelve (12) months, TTM EBITDA with respect to such Company shall be calculated taking into account periods where such Company was under prior ownership as well as under Holding’s ownership; and “EBITDA” shall have the meaning given to such term in that certain Credit Agreement, dated as of the date hereof, by and among the Company Group and the other parties thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Initial Credit Agreement”). Notwithstanding the foregoing, (i) the aggregate Compensation paid during any calendar year shall not exceed $3,200,000 in the aggregate and (ii) payment of the Compensation by the Company Group may be deferred as set forth in Section 3.2 of the LLC Agreement.

(b)            For purposes of determining the amount of the Compensation payable with respect to any calendar quarter during 2024, the Company Group may, at the time, make a payment of $400,000. For purposes of determining the amount of the Compensation payable with respect to any calendar quarter beginning on January 1, 2025, and continuing for the remainder of the term of this Agreement, the Company Group may, at the time, make a payment of $700,000. At the end of each fiscal year during the term of this Agreement, the parties shall then make appropriate adjustments to the aggregate amount of the Compensation paid to Consultant with respect to such prior fiscal year based on the actual calculation of TTM EBITDA with respect to such prior fiscal year as a result of the preparation the Company Group’s financial statements.

(c)            During the term of this Agreement, with respect to each acquisition transaction (whether such acquisition is consummated via merger, stock acquisition, asset acquisition, or otherwise) or any recapitalization, reorganization, debt or equity financings by the Company or any of its affiliates (each, an “Add-On Acquisition”) with respect to which Consultant provides diligence and integration services (the “Diligence and Integration Services”), in light of the significant additional time and effort involved on the part of Consultant and Consultant’s personnel in connection with such Add-On Acquisition, the Company Group shall compensate Consultant, or cause Consultant to be compensated, for such Diligence and Integration Services in an amount equal to 2.0% of the enterprise value of such Add-On Acquisition (the “Diligence and Integration Fees”). Diligence and Integration Fees related to an Add-On Acquisition may be paid from time to time during the performance of the related Diligence and Integration Services, and shall in any event be due and payable to Consultant no later than the date of the closing of such Add-On Acquisition. For the avoidance of doubt, the Diligence and Integration Fees will be payable in connection with a Sale of the Company.

(d)            On the date hereof, and in consideration of the services provided by Consultant and certain of its Affiliates in connection with the acquisition by Buyer of certain equity interests in Holding and the financing thereof, including but not limited to (i) the support, due diligence, negotiation and analysis of the SMG Add-on Acquisition, (ii) sourcing and negotiating the terms of debt and equity financing, and (iii) due diligence, financial analysis and projections, Holding shall pay to Consultant an amount equal to $5,000,000.

(e)            If at any time when a payment of Compensation or Diligence and Integration Fees are due under this Agreement the Company Group (i) does not have sufficient available cash to make such payment or (ii) is prohibited from making such payment pursuant to the terms of any credit, loan, or similar agreement to which any Company is party that has been approved by the Board, including the Initial Credit Agreement (collectively, the “Credit Agreements”), part or all of such payment, as the case may be, shall be deferred. Any amount so deferred shall accrue interest at a rate equal to nine percent (9%) per annum, compounded quarterly, and shall be added to the amount due under this Agreement in the calendar quarter following the calendar quarter in which the amount was deferred. Deferred fees shall be immediately due and payable as soon as there is sufficient available cash and the payment is no longer prohibited under the Credit Agreements or any subordination agreements that Consultant is required to execute and deliver pursuant to the Credit Agreements.

4.             Reimbursement of Expenses. Upon evidence submitted to the Board substantiating such reasonable out-of-pocket expenses of Consultant and in addition to any Diligence and Integration Fees, subject to the terms of the Credit Agreements, the Company Group shall promptly pay (or reimburse) Consultant (or its respective designees) for the reasonable out-of-pocket expenses of Consultant or any of Consultant’s Affiliates or any of its members, partners, officers, employees, agents and representatives incurred in connection with the services performed hereunder or otherwise on behalf of any Company or with respect to Consultant’s Affiliate’s investment in the Company Group, including, without limitation, (i) fees and expenses incurred for attending Board or other meetings of the Company Group, (ii) costs of forming and maintaining Consultant’s Affiliates to the extent incurred in connection with their investment in the Company Group, and (iii) costs incurred in connection with the negotiation and consummation of future Company Group acquisitions, dispositions, financings and/or other corporate finance transactions, regardless of whether consummated. All such obligations or expenses incurred by any of the foregoing persons (including, but not limited to, legal, accounting and other advisors’ fees and expenses) in the performance of Consultant’s duties under this Agreement shall be for the account of, on behalf of and at the expense of the Company Group. The Company Group will also reimburse Consultant for all out-of-pocket expenses and payroll costs of in-house legal counsel incurred by Consultant or its affiliates in connection with the services provided pursuant to this Agreement and will pay all local, state and federal taxes resulting from its purchase or use of such services. Consultant shall not be obligated to make any advance to or for the account of any Company or to pay any sums, except out of funds held in accounts maintained by any Company, nor shall Consultant be obligated to incur any liability or obligation for the account of any Company without assurance that the necessary funds for the discharge of such liability or obligation shall be provided.

5.             Future Companies. It is understood and agreed that the Company Group may acquire one or more other Persons and, upon the agreement of Consultant and any such other Person, such Person may become party to this Agreement as a “Company” subject to the other terms and conditions of this Agreement.

6.             Independent Contractor. Consultant shall be an independent contractor, retaining control over and responsibility for its own operations and personnel. Nothing contained in this Agreement shall be deemed or construed to: (a) create a partnership or joint venture between any Company and Consultant or any of its Affiliates; (b) cause Consultant to be responsible in any way for the debts, liabilities or obligations of any Company or any other party; (c) impose any obligation or duty upon Consultant or any of its Affiliates, or any of their respective employees, members, officers, representatives or agents, other than the express contractual obligations of Consultant set forth herein (with all such other obligations and duties being expressly disclaimed); or (d) constitute Consultant or any of its Affiliates or any of their respective employees, members, officers, representatives or agents becoming employees, members, officers, representatives or agents of any Company.

7.             Other Activities of Consultant. Each Company hereby acknowledges and agrees that neither Consultant nor any of its Affiliates, nor any of their respective employees, officers, directors, affiliates or associates, shall be required to devote full time and business efforts to the duties of Consultant specified in this Agreement, but instead shall devote only so much time and such efforts as Consultant reasonably deems necessary. Each Company further acknowledge and agree that Consultant and its Affiliates are engaged in the business of investing in, acquiring and/or managing businesses for Consultant’s own account, for the account of its Affiliates and associates and for the account of unaffiliated parties, and understands that Consultant and its Affiliates plan to continue to be engaged in such business (and other business or investment activities) during the term of this Agreement. No aspect or element of such activities shall be deemed to be engaged in for the benefit of any Company or to constitute a conflict of interest. Without limiting the generality of the foregoing and subject to the following sentence, a Consultant shall be required to bring only those investment and/or business opportunities to the attention of the Company Group that Consultant, in its sole discretion, deems appropriate, and nothing herein shall restrict a Consultant or any of its Affiliates from investing or directly or indirectly engaging in competitive businesses.

8.             Liability; Standard of Care. No Consultant (including any person or entity acting for or on behalf of a Consultant) shall be liable for any mistakes of fact, errors of judgment, losses sustained by any Company, or any acts or omissions of any kind (including acts or omissions of a Consultant or any of its employees or agents), unless and except to the extent that a Company’s losses (including expenses, costs and reasonable attorneys’ fees) are finally and judicially determined to have resulted primarily from the gross negligence, material breach of this Agreement in bad faith or willful misconduct of Consultant, and in such case, only Consultant shall be liable for such losses. Each Company recognizes and confirms that Consultant will, from time to time, in acting pursuant to this engagement, be using information in reports and other information provided by others, including, without limitation, information provided by or on behalf of any Company, and that Consultant does not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of any such reports and information. Each Company hereby warrants that any information relating to the Company Group that is furnished to Consultant by or on behalf of the Company Group will be fair, accurate and complete and will not contain any material omissions or misstatements of fact. Each Company agrees that any information or advice rendered by Consultant or any of its representatives in connection with this engagement is for the confidential use of the Board only, and, except as otherwise required by law, no Company shall, and no Company shall permit any third party to, disclose or otherwise refer to such advice or information in any manner without Consultant’s prior written consent.

9.             Indemnification of Consultant. The Company Group, jointly and severally, shall indemnify and hold harmless Consultant and its present and future Affiliates and its respective officers, directors, partners, employees and agents (each an “Indemnified Party” and collectively the “Indemnified Parties”) from and against any and all claims, liabilities, losses and damages (or actions in respect thereof), in any way related to or arising out of the performance by such Indemnified Party of services under this Agreement, and to advance and reimburse each Indemnified Party on a monthly basis for reasonable legal and other expenses incurred by it in connection with or relating to investigating, preparing to defend or defending any actions, claims or other proceeding (including any investigation or inquiry) arising in any manner out of or in connection with such Indemnified Party’s performance or non-performance under this Agreement (whether or not such Indemnified Party is a named party in such proceedings); provided, that no Company shall be responsible under this Section 9 for any claims, liabilities, losses, damages or expenses to the extent that they are finally judicially determined to result primarily from actions taken by such Indemnified Party that constitute gross negligence, material breach of this Agreement in bad faith or willful misconduct. The Company Group’s indemnification obligations under this Section 9 shall survive any termination of this Agreement, whether pursuant to Section 10 or Section 11, or otherwise.

10.           Term. Unless terminated earlier in accordance with the provisions of this Agreement, this Agreement shall automatically terminate on December 31, 2034.

11.           Termination.

(a)            Consultant may terminate this Agreement in the event of the breach of any of the material terms or provisions of this Agreement by such other party, which breach is not cured within ten (10) business days after written notice of the same is given to the party alleged to be in breach. In addition, Consultant may deliver to Holding a written letter of resignation signed by Consultant, which Consultant may do in its sole discretion, at any time, for any reason or no reason. If this Agreement is terminated by Consultant because of the breach of any of the material terms or provisions hereof by any Company, Consultant shall be entitled to recover damages from the Company Group on a joint and several basis.

(b)            With respect to each Company individually, this Agreement shall also terminate with respect to such Company immediately upon the effectiveness of a transaction whereby such Company is no longer a subsidiary of Holding.

(c)            No termination of this Agreement, whether pursuant to Section 10, this Section 11 or otherwise, shall affect the Company Group’s obligations with respect to (x) fees, costs and expenses earned or incurred by Consultant and not paid or reimbursed by the Company Group as of the effective date of such termination, or (y) any of the provisions of Section 6 through Section 9 hereof, this Section 11(c) or Section 12 through Section 18 hereof.

12.           No Assignment. No Company shall, without the prior written consent of Consultant, assign, transfer or convey any rights, duties or interest under this Agreement, nor shall any Company delegate to any Person any of the obligations or duties required to be kept or performed by them hereunder. No Consultant shall, without the prior written consent of Holding, assign, transfer or convey any rights, duties or interests under this Agreement; provided, that Consultant may assign any or all of its rights and obligations hereunder to any Affiliate of Consultant or any direct or indirect partner, member, director or employee of any private investment company that is an Affiliate of Consultant.

13.           Notices. All notices, demands, consents, approvals and requests given by any party to the others hereunder shall be in writing and shall be personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, to the parties at the following addresses:

If to any Company:

c/o Concrete Partners Holding, LLC

5420 LBJ Freeway, Suite 1000

Dallas, Texas 75240

Attention: Chairman of the Board

If to Consultant:

c/o Dothan Concrete Investments Management, LLC

5420 LBJ Freeway, Suite 1000

Dallas, Texas 75240

Attention: Barrett Bruce

14.           Third Party Beneficiaries. Except for the parties to this Agreement and their respective successors and assigns, nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement; provided, that the Affiliates of Consultant and the respective employees, officers, directors, Affiliates, representatives, agents or associates of Consultant and such Affiliates, as well as the Indemnified Parties, are third party beneficiaries of Section 9 with rights to enforce the provisions thereof.

15.           Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or enforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

16.           Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the matters herein contained. This Agreement shall not be modified or amended without the prior written consent of each party hereto. No waiver of the terms or conditions hereof shall be binding upon a party unless approved in writing by an authorized representative of such party.

17.           Governing Laws. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the laws of any other state.

18.           Counterparts; Delivery by Electronic Transmission. This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement, to the extent signed and delivered by means of ..pdf or other electronic transmission, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[Signature Pages Follow]

If the foregoing is acceptable to you, please sign this letter in the space provided below and return it to the undersigned.

CONSULTANT

Dothan Concrete Investments Management, LLC

By:	SunTX Capital Management Corp.,
its sole member

By:	/s/ Ned N. Fleming,III
Name:	Ned N. Fleming,III
Title:	Managing Partner

COMPANY GROUP

Concrete Partners Holding, LLC

By:	/s/ Ned N. Fleming,III
Name:	Ned N. Fleming,III
Title:	Managing Partner

[Signature Page to Management and Consulting Agreement]